UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 22, 2014

RAYONIER INC.

(Exact name of registrant as specified in its charter)

North Carolina	1-6780	13-2607329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 Riverplace Boulevard, Jacksonville, Florida	32207
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 357-9100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

Indenture

On May 22, 2014, Rayonier A.M. Products Inc. (the “Company”), a wholly owned subsidiary of Rayonier Inc. (“Rayonier”), entered into an indenture (the “Indenture”) with Wells Fargo Bank, National Association, as trustee (the “Trustee”), relating to the issuance by the Company of $550,000,000 aggregate principal amount of its 5.50% senior notes due 2024 (the “notes”). Rayonier Advanced Materials Inc. (“RYAM”), which will be the Company’s parent after the previously announced distribution by Rayonier of shares of RYAM common stock to shareholders of Rayonier (the “distribution”), and each of the Company’s wholly-owned subsidiaries (other than Rayonier Foreign Sales Corporation) have jointly and severally guaranteed the notes.

The notes were issued and sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and non-U.S. persons pursuant to Regulation S under the Securities Act (the “Private Placement”).

Rayonier has guaranteed the Company’s obligation to pay accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined below) on an unsecured, unsubordinated basis, pursuant to a Limited Guarantee, dated as of May 22, 2014, in favor of the Trustee and the holders of the notes (the “Rayonier Limited Guarantee”). The Rayonier Limited Guarantee will terminate upon the earlier of (a) the consummation of the distribution and (b) the deposit of funds sufficient to pay the accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date.

The Company intends to use the net proceeds from the sale of the notes to make cash transfers to Rayonier’s wholly owned subsidiary, Rayonier TRS Holdings Inc. (“TRS”).

If the distribution does not occur on or before September 15, 2014, or the distribution is abandoned at any time prior thereto, the Company will be required to redeem all of the notes at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest, to, but excluding, the redemption date (the “Special Mandatory Redemption Date”).

On or after June 1, 2019, the Company may redeem the notes, in whole or in part, at the redemption prices specified in the Indenture plus accrued and unpaid interest to, but excluding, the redemption date. Prior to June 1, 2019, the Company may redeem some or all of the notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, to, but excluding, the redemption date, plus a “make-whole” premium. Prior to June 1, 2017, the Company may redeem up to 40% of the notes using proceeds from certain equity offerings in accordance with the terms of the Indenture.

Subject to certain qualifications and exceptions, the Indenture limits the ability of the Company, RYAM, and any restricted subsidiaries to, among other things, (i) incur, assume or guarantee additional indebtedness, (ii) pay dividends or make distributions or purchase or otherwise acquire or retire for value capital stock, (iii) make any principal payment on, or redeem or repurchase, subordinated debt, (iv) make loans and investments, (v) incur liens, (vi) sell or otherwise dispose of assets, including capital stock of subsidiaries, (vii) consolidate or merge with or into, or sell all or substantially all of its assets to, another person, and (viii) enter into transactions with affiliates.

The Indenture also provides for certain events of default (subject, in certain cases, to receipt of notice of default and/or customary grace or cure periods), including, but not limited to, (i) failure to pay interest when due, (ii) failure to pay principal when due, (iii) failure of RYAM, the Company, or any restricted subsidiary to comply with any of its obligations, covenants or agreements in the notes or the Indenture, and (iv) certain specified events of bankruptcy, insolvency or reorganization of RYAM, the Company, or any Significant Subsidiary (as defined in the Indenture).

Purchase Agreement

The notes were offered and sold pursuant to a Purchase Agreement (the “Purchase Agreement”), dated as of May 8, 2014, by and among the Company, RYAM and the Company’s wholly-owned subsidiaries (excluding Rayonier Foreign Sales Corporation) as guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other several purchasers named in Schedule I thereto as Initial Purchasers.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following are filed as Exhibits to this Report.

Exhibit No.	Exhibit Description

4.1	Indenture among Rayonier A.M. Products Inc., the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as Trustee, dated as of May 22, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYONIER INC. (Registrant)

Date: May 22, 2014	By:	/s/ Michael R. Herman
	Name:	Michael R. Herman
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture among Rayonier A.M. Products Inc., the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as Trustee, dated as of May 22, 2014.